# MANUFACTURING SUPPLY AGREEMENT

BETWEEN

**Unotron Inc.**

AND

**Micromem Applied Sensor Technologies Inc.**

# MANUFACTURING SUPPLY AGREEMENT

Agreement made this 5th day of March 2009, between

Unotron Inc. (BUYER),

with its principal place of business at

2515 Willowbrook Road
Suite # 103
Dallas 75220
Texas
U.S.A

AND

Micromem Applied Sensor Technologies Inc. (SUPPLIER),

with a principal place of business at

245 Park Avenue,
24th Floor,
New York,
New York
10167

This agreement sets forth the terms and conditions under which the SUPPLIER will perform certain production work on behalf of the BUYER.

## 1.0 GENERAL

### 1.1 LIABILITY

Except as otherwise provided in this Agreement, neither party shall be liable for special, indirect, incidental or consequential damages arising out of or in connection with claims brought by third parties, or any indemnifications granted by either party in connection with this Agreement.

### 1.2 SEVERABILITY

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity of unenforceability shall not affect the enforceability of any other provisions of this Agreement not held to be invalid.

### 1.3 AMENDMENTS

Modification of this Agreement must be made in writing, signed by a duly authorized Corporate Officer of each party. No Amendment shall be deemed effective, until a duplicate original of such Amendment is received by each party.

## 1.4 COMPLIANCE WITH THE LAWS

Both parties agree to comply with all applicable laws, rules and regulations with regard to the performance of its obligations under the Agreement and indemnify and hold the other party harmless from any loss resulting from its failure to obey all such laws, rules and regulations.

All disputes, controversies or differences, which may arise between the BUYER and SUPPLIER in relation to or in connection with this Agreement, shall be settled by amicable negotiation by both BUYER and SUPPLIER.

If both BUYER and SUPPLIER are unable to settle such disputes, then, such disputes shall be referred to and finally settled by arbitration as set forth below. If the BUYER shall initiate arbitration proceedings, the arbitration shall be held in the United States in accordance with the rules of such Association. In case the SUPPLIER shall initiate arbitration proceedings, the arbitration shall be held at the arbitral organization named by the BUYER in the U.S.A. in accordance with the rules of such organization. The award of arbitration shall bind both BUYER and SUPPLIER.

## 1.5 WAIVER

Either party's failure to exercise, in whole or in part, or delay in exercising any right under this Agreement will not preclude any future exercise of the same right or the exercise of any other right hereunder.

1.6 All notices pertaining to this Agreement shall be in writing, delivered to the party at this address set forth below.

| | |
|---|---|
| ***To: (SUPPLIER)*** | *To: (BUYER):* |
| ***MAST*** | *Unotron Inc.* |
| ***245 Park Avenue, 24th Floor*** | *2515 Willowbrook Road* |
| ***New York, NY 10167*** | *Suite # 103* |
| ***USA*** | *Dallas 75220* |
| ***Attn: Steven Van Fleet*** | *Texas* |
| ***Email: svanfleet@micromeminc.com*** | *U.S.A* |
| ***Fax: 212.792.4001*** | *Attn: Joseph Carabello* |

***Micromem Technologies Inc.***
***777 Bay Street, #1910***
***Toronto Ontario M5G 2E4***
***Canada***
***Attn: Joseph Fuda***
***Email: jfuda@micromeminc.com***
***Fax: 416.360.4034***

## 1.7 FORCE MAJEURE

Neither party will be liable nor deemed to be in default for delay or failure in performance or interruption of service hereunder resulting directly or indirectly from acts of God, wars, floods, riots, labor strikes, worldwide parts shortages, or transportation shortages. The time for performance so affected or delayed will be deemed extended for the period of such delay. The party claiming excuse for failure to perform due to force majeure shall notify the other party in writing within five (5) days of the existence of the force majeure cause and its expected duration.

## 1.8 PROPRIETARY INFORMATION

Each party hereby agrees that all information in writing or other physical form delivered to it by the other party which is designated to be proprietary and confidential will be safeguarded in the same manner the receiving party safeguards its own proprietary and confidential information or like character, and will not be divulged to other parties.

## 1.9 AUTHORITY

Both BUYER and SUPPLIER warrant that it has the unqualified right to enter this Agreement, that it is the owner of or has the right to transfer all rights and licenses to all technology, intellectual property and other deliverables under the terms of this Agreement, and that it has the right to perform all obligations under this Agreement.

*For greater certainty:*

*a) The Buyer has the worldwide rights within the Unotron group of companies to develop, assemble and sell the SK12 product.*

*b) The Seller will provide to the buyer an initial PCB solution for the SK12 product and will commit to a program of product enhancement and cost reductions over the term of this Agreement as contemplated in Appendix B to this Agreement.*

*c) The Buyer acknowledges that the working relationship as contemplated herein with the Seller is on an exclusive basis and that the Buyer will not engage any other supplier to provide the products contemplated in this Agreement during the term of the Agreement providing that the Seller is in compliance with the terms of the Agreement.*

*d) The Seller acknowledges that the working relationship as contemplated herein with the Buyer is on an exclusive basis that the Seller will not provide the products contemplated in this Agreement during the term of the Agreement providing that the Buyer is in compliance with the terms of the Agreement.*

*Each of Buyer and Seller retain the right to assign this Agreement to other related companies providing such related parties agree to accept and honour all of the terms of this Agreement.*

1.10 ASSIGNMENT

Neither party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party.

1.11 ENTIRE AGREEMENT

This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges all prior discussions and negotiations between them. There are no oral representations or inducements pertaining thereto, which are not contained herein; and neither of the parties hereto shall be bound by any conditions, warranties, understandings to representations with respect to such subject matter other than as expressly provided herein.

1.12 NON-LICENSING

The parties understand that except as may be otherwise expressly stated herein, the terms and conditions of the Agreement shall not be considered in any way as a grant of any license whatsoever under either party's present or future trademarks, trade secrets, or other proprietary rights, nor is any such license granted by implication, or otherwise.

1.13 DEVELOPMENTS AND DESIGNRIGHT

The Design Right/Copyright of all development and design undertaken by the SUPPLIER on behalf of the BUYER shall be transferred to the BUYER. This includes but is not limited to all developments related and not-related to the patents/technology of the BUYER and by its nature this obligation and transfer of right is not limited to any duration of the contract and shall survive and be effective following any termination of the agreement.

*For greater certainty:*

a) *Any proprietary rights to technology research and development that the Seller undertakes with respect to its sensor technology or with respect to the PCB solution that it develops shall remain solely the asset of the Seller.*

b) *The keyboard application which incorporates the product sold by the Seller to the Buyer as contemplated in this Agreement shall remain solely the asset of the Buyer.*

2.0 WORK SCOPE

During the term of this Agreement, SUPPLIER will supply product that meets all assembly, test, quality and documentation requirements at a cost provided in the quotation for the product, and on a delivery schedule guided by the purchase order. Assembly & test, labeling and production records must meet all applicable regulations and ISO product standards. SUPPLIER shall manufacture, sell and deliver product,

listed on Appendix A, exclusively to BUYER under the terms and conditions of this Agreement.

3.0 AGREEMENT TERMS AND ORDERING

The terms and conditions of this agreement shall apply to all products listed on Appendix A and other future products to be manufactured by SUPPLIER for BUYER. The Manufacturing Supply Agreement is good until otherwise modified or terminated by mutual written Agreement.

3.1 TERM OF AGREEMENT

The Overall Term of this Agreement is sixty (60) months from the agreement date and will automatically terminate sixty (60) months from the agreement date, unless terminated earlier as provided in Section 10.0. The Agreement is automatically renewed at twelve (12) months increments during the Overall Term, unless either party gives written notice to the other party not to renew with not less than ninety (90) days of notice.

3.2 PURCHASE ORDERS/FORECASTS

BUYER will issue a forecast for an initial term of three (3) months, with specific release schedules for the first one (1) months and with sufficient time to permit SUPPLIER to obtain any long lead-time components. Thereafter, BUYER will maintain a one (1) month window of release schedules and will provide a rolling three (3) month forecast, which will include the one (1) months firm release.

BUYER's purchase orders ("Orders") will be in writing and with the following information: (I) identification of the Products by quantity, model number, revision and description; (II) shipment instructions, including requested shipment date, and (III) price. All orders will incorporate by reference the terms and conditions of this Agreement. The terms and conditions of this Agreement shall supersede all terms and conditions of the SUPPLIER. All requirements shall be scheduled per the Order, and all scheduled dates shall be regarded as dates of shipment from SUPPLIER's facilities.

SUPPLIER will utilize the forecast to secure long lead-time components on behalf of the BUYER. SUPPLIER will only procure material based on the available lead-time plus the manufacturing offset time.

3.3 RESCHEDULING

BUYER may make changes and reschedule the individual assembly to be manufactured and delivered in accordance with the following;
The order for product in the nearest 1-month period will be non-cancelable, and any orders beyond 1 months may be increased or decreased by an amount agreed to by SUPPLIER.

The starting day of the remaining lead-time is defined as the first day of the following month, after the written schedule change notices received by SUPPLIER.

3.4 In the case of cancellation, BUYER is responsible for any undamaged material, at quoted standard cost inventoried by SUPPLIER in support of BUYERs' Purchase Order (s) that is not reusable by SUPPLIER or returnable to the SUPPLIER. Additionally, BUYER is responsible for any cancellation charges, restocking charges, or any non-cancelable commitments incurred by SUPPLIER for such material. Such inventory items will be identified upon the initial execution of this Agreement, and as they become otherwise identified during the course of this Agreement.

3.5 If there is an increase in forecasted requirements, SUPPLIER shall make reasonable efforts to service the increase and shall advise BUYERs of its efforts to service the increased requirements. BUYER and SUPPLIER shall jointly work with SUPPLIERs of the long-lead items to ensure that an adequate supply of critical components is available at all times.

3.6 CONTRACT CANCELLATION CHARGES

For the convenience of the BUYERs, and if agreed to by SUPPLIER, BUYER may cancel the remaining orders under the following conditions:

a. BUYER pays for all goods already shipped.

b. BUYER pays for all finished goods and work-in-process still at SUPPLIER.

c. BUYER pays for all raw materials in SUPPLIER inventory that cannot be returned to Vendor for credit.

d. BUYER pays for all non-cancelable materials ordered that are still at Vendors's.

e. BUYER pays for all the cancellation charges incurred by SUPPLIER and, once the materials are used or processed or received by SUPPLIER, the handling charges incurred by SUPPLIER shall apply.

3.7 END OF CONTRACT INVENTORY

BUYER will be responsible for all undamaged material, at quoted standard cost, inventoried by SUPPLIER in support of BUYER's Purchase Order that is not reusable by SUPPLIER or returnable to the SUPPLIER.

Additionally, BUYER is responsible for any cancellation charges, restocking charges, or any non-cancelable commitments incurred by SUPPLIER for such material. Such items will be identified upon the initial execution of this Agreement, and as they become otherwise identified during the course of this Agreement.

4.0 TOOLING, FIXTURES AND PROGRAMS

Any equipment tooling or materials of any kind that is free-issued to the SUPPLIER by the BUYER shall remain the property of the BUYER. The SUPPLIER is responsible for

maintaining the equipment, tooling and materials in a good and serviceable condition. Upon termination of the agreement the equipment, tools and materials will be returned to the BUYER.

5.0 QUALITY ASSURANCE

It is the SUPPLIER's responsibility that the supplied solution (product, subassembly):

1. Meets all applicable legal accreditation requirements, in particular but not limited to FCC, CE, and ROHS regulations.
2. Meets the market performance level and industry standards for acceptance approvals from companies in the intended market (such as Dell, Hewlett Packard, Lenovo, Raffi etc).
3. The manufacturing, labeling, and production records are in compliance with all applicable ISO and Related International regulations and standards.

*Buyer shall supply Seller with detailed specifications and accreditation requirements pertaining to the product which Seller shall supply to Buyer.*

6.0 WARRANTY

6.1 WARRANTY PERIOD

The SUPPLIER warrants its product, for a period of thirty six (36) months from the date of shipment to be free from material and workmanship defects.

6.2 WARRANTY LIMITATION

This warranty is limited to replacement of defective units and does not apply to units which have been abused or improperly stored, modified, or repaired. SUPPLIER will respond to warranty claims in a timely fashion

6.3 WARRANTY CLAIMS

Warranty claims by BUYER shall state the specific nature of the defect, unit, part number, serial number and date the unit was discovered to be defective. Products returned to SUPPLIER under warranty shall be replaced by the SUPPLIER. SUPPLIER shall pay one way transportation cost for the return of such products and issue the replacements free of charge.

7.0 ENGINEERING CHANGES

7.1 Engineering changes (EC's) may be initiated by either party, under the following terms:

a. BUYER gives advance written notice to SUPPLIER of any EC requested by BUYER. If the EC is identified as critical by BUYER, SUPPLIER will respond to the EC within (forty eight) 48 hours of receipt of such notice. Implementation of

the requested EC is contingent upon material availability. All other EC implementation schedules will be per mutual agreement,

b. SUPPLIER shall provide a written assessment on an ECO summary sheet of the anticipated effects of EC's on SUPPLIER's schedule and manufacturing costs (including costs associated with scrap and rework, retooling, fixtures, and any changes to the recurring product price). SUPPLIER and BUYER shall negotiate in good faith on the costs associated with processing and implementing those EC's.

7.2 For EC's proposed by SUPPLIER; SUPPLIER shall give advance written notice to BUYER on an EC summary sheet. No EC shall be implemented without BUYER's prior written consent.

SUPPLIER shall provide a written assessment of the anticipated effects of any EC on SUPPLIER's schedule and manufacturing costs (including costs associated with scrap and rework). SUPPLIER and BUYER shall negotiate the costs associated with processing and implementing those engineering changes.

8.0 PRICES/TITLE

8.1

a. Unit pricing listed in Appendix B shall be specific to the revision level of the assembly.

b. Except as provided in 8.1e below pricing cannot be changed without written approval by both parties, which shall not be unreasonably withheld.

c. All prices are FOB SUPPLIER's facility. BUYER shall be responsible for and pay all shipping costs for Products.

d. All taxes will be borne by BUYER. If sales to BUYER are exempt from any taxes, BUYER shall furnish to SUPPLIER a Certificate of Exemption from the application taxing authority.

e. Term pricing shall remain fixed for a minimum of (twelve) 12 months. Successive years negotiated prices will be firm, for each one (1) year period. Unless there is a: Development progress to provide a cost down solution, volume change in excess of +/-10% of any forecast, engineering changes, or if there are substantial variations in material cost; e.g., IC, raw-material prices, the parties agree to analyze the pricing involved and make appropriate adjustments if necessary.

8.2 Title of the Products shall be passed to BUYER upon shipment from SUPPLIER.

9.0 PAYMENT TERMS

The standard payment terms is net sixty (60) days from the date of invoice from SUPPLIER.

## 10.0 TERMINATION CLAUSE

10.1 If either party breaches a material provision of these Agreements and the breach is not remedied within sixty (60) days after receipt of written notice from the other party specifying the nature of the breach or if a plan is not in place to expeditiously cure such breach, the non-breaching party may terminate the Agreement by written notice to the party in breach.

10.2 Either party may terminate this Agreement by written notice upon the concurrence of any of the following events, unless such event is eliminated or cured within sixty (60) days of notice therefore.

a. the filing by the other party of a petition in bankruptcy or insolvency; or

b. any adjudication that the other party is bankrupt or insolvent; or

c. the filing by the other party of any petition or answer seeking reorganization, readjustment, or rearrangement of the business under any law relating to bankruptcy or insolvency; or

d. the appointment of a receiver for all or substantially all of the property of other party, or

e. the making by the other party of any assignment or attempted assignment of the benefit of creditors; or

f. the institution of any proceedings for the liquidation or winding up of the business or for the termination of the corporate charter of the other party.

10.3 Termination of this Agreement shall not affect the survival of any rights or obligations hereunder which by their nature are to survive and be effective following termination of this Agreement.

## 11.0 INDEMNIFICATION

SUPPLIER shall settle or defend, at SUPPLIER's expense, and pay all costs, fines, attorney fees and damages resulting from all proceedings or claims against SUPPLIER or BUYER and its Subsidiaries for infringement or alleged infringement by the units furnished under this Agreement, or any part or use thereof of copyrights, patents, or intellectual property rights now or thereafter existing in any WIPO PCT country where BUYER, its subsidiaries of affiliates heretofore have furnished units. BUYER shall notify SUPPLIER if it is or becomes aware of any right of, or protection afforded to, a third party as set forth above that might affect SUPPLIER's ability to provide units under this Agreement. SUPPLIER shall provide written notice to BUYER of any such proceeding or claim of which it becomes aware. BUYER will, at SUPPLIER's request, identify the countries in which BUYER, its Subsidiaries or affiliates hereto have furnished similar items. The provision states the entire rights and obligations of BUYER and SUPPLIER regarding infringement of copyrights, patents, or intellectual property rights now or

hereafter existing any WIPO PCT country and shall survive expiration or termination of this Agreement.

SIGNATURE PAGE

SUPPLIER

Name: Dan Amadori
Position: Chief Financial Officer
On behalf of Joseph Fuda/Steven Van Fleet
Micromem Technologies Inc./Micromem Applied
Sensor Technologies Inc.

March 31, 2009

BUYER

Name: Joseph Carabello
~~Director~~
On behalf of Unotron Inc.

March 31, 2009

**Appendix A – Products and Variants.**

All PCB modules to be standard across size ranges if applicable.

| Base Module | Non-Backlit | Backlit | Product |
|---|---|---|---|
| 12" (89 key) | Y | Y | SK, Medical, Kiosk, Industrial |
| 15" (104 key) | Y | Y | SK, Medical, Kiosk, Industrial |
| 18" (107 Key) | Y | Y | SK, Medical, Kiosk, Industrial |
| Pointing Device | Y | TBC | Stand Alone, Kiosk, Industrial |
| ATM | Y | TBC | Integrated module |
| Ultra-thin 12" | Y | Y | Laptop Key module |

Note 1: Non-Backlighting can be achieved by redundancy to increase modularity.
Note 2: The basic electronic principle is the same for all sizes.

Final specifications to be derived from samples and trials of 12" Hall Effect Module.

AMENDMENT
TO

MANUFACTURING
SUPPLY
AGREEMENT V3
(31/3/09)

BETWEEN

**Unotron Inc.**

AND

**Micromem Applied Sensor Technologies Inc.**

Amendment made this 23rd day of June 2009, between

Unotron Inc. (BUYER),

2515 Willowbrook Road
Suite # 103
Dallas 75220
Texas
U.S.A
Attn: Joseph Carabello

MAST (Supplier)

245 Park Avenue, 24th Floor
New York, NY 10167
USA
Attn: Steven Van Fleet
Email: svanfleet@micromeminc.com
Fax: 212.792.4001

Micromem Technologies Inc
777 Bay Street, #1910
Toronto Ontario M5g 2E4
Canada
Attn: Joseph Fuda
Email: jfuda@micromeminc.com
Fax 416.360.4034

**The following amendments replace the related clause or annex in its entirety.**

1.9 AUTHORITY

Both BUYER and SUPPLIER warrant that it has the unqualified right to enter this Agreement, that it is the owner of or has the right to transfer all rights and licenses to all technology, intellectual property and other deliverables under the terms of this Agreement, and that it has the right to perform all obligations under this Agreement.

*For greater certainty:*

a) *The Buyer has the worldwide rights within the Unotron group of companies to develop, assemble and sell the SK12MMHE product.*

b) *The Buyer acknowledges that the working relationship as contemplated herein with the Supplier is on an exclusive basis and that the Buyer will not engage any other supplier to provide the products contemplated in this Agreement during the term of the Agreement providing that the Supplier is in compliance with the terms of the Agreement.*

c) *The Supplier acknowledges that the working relationship as contemplated herein with the Buyer is on an exclusive basis and the Supplier will not provide the products contemplated in this Agreement to any other party during the term of the Agreement providing that the Buyer is in compliance with the terms of the Agreement.*

*Each of Buyer and Supplier retain the right to assign this Agreement to other related companies providing such related parties agree to accept and honour all of the terms of this Agreement.*

1.13 DEVELOPMENTS AND DESIGNRIGHT

The Design Right/Copyright of all development and design undertaken by the SUPPLIER on behalf of the BUYER shall be transferred to the BUYER. This includes but is not limited to all developments related and not-related to the patents/technology of the BUYER and by its nature this obligation and transfer of right is not limited to any duration of the contract and shall survive and be effective following any termination of the agreement.

*For greater certainty:*

a) *Any proprietary rights to technology research and development that the Supplier undertakes with respect to its sensor technology shall remain solely the asset of the Supplier.*

b) *The keyboard application (including keyboard/system communication support electronics but excluding 1.13a above) which incorporates the product sold by the Supplier to the Buyer as contemplated in this Agreement shall remain solely the asset of the Buyer.*

2.0 WORK SCOPE

During the term of this Agreement, the Supplier will provide to the buyer a complete Lamina HCS (printed HCS) electronic solution including backlighting and all support/communication electronics required within the keyboard applications designated by the Buyer. SUPPLIER will supply product that meets all assembly, test, quality and documentation requirements at a cost provided in the quotation for the product, and on a delivery schedule guided by the purchase order. Assembly & test, labeling and production records must meet all applicable regulations and ISO product standards. SUPPLIER shall manufacture, sell and deliver product, listed on Appendix A, exclusively to BUYER under the terms and conditions of this Agreement.

8.0 PRICES/TITLE

8.1

a. The Supplier will commit to a program of product enhancement and cost reductions over the term of this Agreement.

b. Unit pricing listed in Appendix B shall be specific to the revision level of the assembly.

c. Except as provided in 8.1f below pricing cannot be changed without written approval by both parties, which shall not be unreasonably withheld.

d. All prices are FOB SUPPLIER's facility. BUYER shall be responsible for and pay all shipping costs for Products.

e. All taxes will be borne by BUYER. If sales to BUYER are exempt from any taxes, BUYER shall furnish to SUPPLIER a Certificate of Exemption from the application taxing authority.

f. Term pricing shall remain fixed for a minimum of (twelve) 12 months. Successive years negotiated prices will be firm, for each one (1) year period. Unless there is a: Development progress to provide a cost down solution, volume change in excess of +/-10% of any forecast, engineering changes, or if there are substantial variations in material cost; e.g., IC, raw-material prices, the parties agree to analyze the pricing involved and make appropriate adjustments if necessary.

8.2 Title of the Products shall be passed to BUYER upon shipment from SUPPLIER.

## Appendix A – Products and Variants.

The Buyer will initially designate the SK12 product for inclusion of the Laminar HCS solution (as defined in Clause 2.0) once the technology has been demonstrated and proven to be in compliance with all requirements of this agreement.

The buyer may at its discretion designate other models for inclusion of the Laminar HCS solution (as defined in Clause 2.0) once the technology for that application has been demonstrated by the supplier and proven to be in compliance with all requirements of this agreement.

The potential products and variants that may be designated at the Buyers discretion for the Laminar HCS solution (as defined in this agreement) are listed but not limited to Table A below.

The Buyer reserves the right to also designate at its discretion models/applications as defined by its customers for inclusion of the Laminar HCS solution/technology.

The Initial specifications for all models to be designated are to be derived from prototypes, samples and trials of application specific development units to be provided free of charge by the Supplier.

Table A

| Base Module | Non-Backlit | Backlit | Product |
|---|---|---|---|
| 12" (89 key) | Y | Y | SK, Medical, Kiosk, Industrial |
| 15" (104 key) | Y | Y | SK, Medical, Kiosk, Industrial |
| 18" (107 Key) | Y | Y | SK, Medical, Kiosk, Industrial |
| Pointing Device | Y | TBC | Stand Alone, Kiosk, Industrial |
| ATM | Y | TBC | Integrated module |

| | | | |
|---|---|---|---|
| Ultra-thin 12" | Y | Y | Laptop Key module |

Note 1: Non-Backlighting can be achieved by redundancy to increase modularity.
Note 2: The basic electronic principle is the same for all sizes.

## Appendix B – Pricing and Market.

### Pricing

Final pricing to be jointly agreed based upon development outcomes, market price sensitivity, comparative manufacturing costs and solution timing/availability.

Model designation, Suppliers Solution acceptance and Supplier solution pricing acceptance by the Buyer will be subject to the following conditions:

a) Suppliers estimated pricing is to be provided to the Buyer and adjusted during prototyping and technology/application development.
b) Acceptance in writing by the Buyer of the Suppliers final specification and quotation.
c) 10 off FAI samples to be provided by the Supplier free of charge for quotation acceptance by the Buyer.

### Market Volumes

It is estimated that the total order volume for all products listed in Table A (Appendix A) combined will be approximately 5,000,000 units over the period of the supply contract. It is envisaged that this volume will ramp up from the end of the development phase to this level during years 3,4 and 5, as the products are introduced in their various sizes and market configurations.

Paul Freeman, Phil Grafton, Joe Carabello and Dan Amidori (and Steve van Fleet) will meet in the US the week of July 13, 2009 to develop a plan for execution.

SIGNATURE PAGE, ACCEPTANCE OF AMMENDMENT

SUPPLIER.

Name: Dan Amadori
Position: Chief Financial Officer
On behalf of Joseph Fuda/Steven Van Fleet
Micromem Technologies Inc./Micromem Applied Sensor Technologies Inc.

June 23rd, 2009

BUYER

Name: Joseph Carabello
Director
On behalf of Unotron Inc.

June 23rd, 2009